EXHIBIT 99.1
Hallador Reports Q3 2026 Results; Turtle Creek Advances Toward Year-End Final Investment Decision

- Contracted Forward Sales Increase 26% from Q2’26 to $3.0 billion1 at the Segment Level -

- Management Targets Approximately $1.6 Billion of Value from Turtle Creek Within 24 Months -

TERRE HAUTE, Ind., November 9, 2026 – Hallador Energy Company (Nasdaq: HNRG) (“Hallador” or the “Company”) today reported its financial and operating results for the third quarter ended September 30, 2026. The Company is also providing an update on Turtle Creek Gas (“Turtle Creek”), its approximately 460-megawatt natural gas-fired generation project at the Merom site, which the Company is advancing toward a final investment decision (“FID”) targeted before the end of 2026.
“Our goal at Turtle Creek is to seek to roughly double an $800 million investment into $1.6 billion of value over the next 24 months,” said Brent Bilsland, Chairman and Chief Executive Officer. “We believe the market ascribes little to no value to the project today. Turtle Creek will diversify Hallador's generation into natural gas and make us a multi-fuel independent power producer, which we believe broadens the group of investors who can own our shares and finance our company.”

Hallador holds title to the turbines and generator equipment acquired at a substantial discount due in part to the fact that it was located in the Philippines. The equipment has been exported and is now en route to the United States, giving Hallador a speed-to-market advantage over competing projects.

The Midcontinent Independent System Operator (MISO) has completed the interconnection study, and Hallador is finalizing the engineering and construction agreement and remaining equipment purchase orders. The Company is targeting a final investment decision before year-end and is focused on securing long-term offtake agreements with investment-grade counterparties in early 2027.

Bilsland added, “Offtake contracts are the next step in building the project's value. Our financing plan does not require those contracts to be in place, but we believe long-term contracts are likely to improve the terms on which we can raise additional capital. As we advance toward our targeted commercial operation date in the second half of 2028, our objective is to build value at each development stage with little to no equity dilution.”

Each of the three major Merom offtake agreements signed this year, including the latest agreement in October, priced substantially higher than the one before it, bringing Hallador’s forward sales book to approximately $3.0 billion1, including intercompany coal sales. On a combined capacity and energy basis, the October agreement priced at over $80 per megawatt-hour, the highest in the Company’s forward sales book. These agreements pair creditworthy counterparties with protections that help preserve Hallador’s margins. Contract pricing steps up materially beginning in 2027. The Company is focused on generating more hours at Merom, bringing Turtle Creek online and turning that progress into value for shareholders.

Turtle Creek Update

In October 2026, Hallador took title to the turbine equipment under its $350 million asset purchase agreement with Energy World Corporation Ltd. The turbines have never been operated. The equipment departed the Philippines and is being transported to the United States, where Siemens will inspect it and bring it to current spec before installation, as is standard for relocated turbine equipment. The Company deposited the remaining $265 million of the purchase consideration into escrow, with releases tied to milestones under the agreement.

"MISO notified us that the interconnection study, which ran through MISO’s Expedited Resource Addition Study program, is complete,” said Bilsland. “We are now finalizing the interconnection agreement, which has not yet been executed. We are finalizing an engineering and construction agreement and purchase orders for the balance of the equipment. Our goal is FID before the end of 2026, and commencement of commercial operation remains targeted for the second half of 2028.”

During the quarter, Hallador entered into a $600 million senior secured construction bridge loan facility2 with a term out option to fund Turtle Creek. This loan facility represents the largest component of the project’s capital plan. The Company is also finalizing a $75 million super-priority revolving credit facility to supplement its liquidity. Hallador continues to evaluate additional financing sources to meet remaining capital requirements with a focus on structures that result in little to no equity dilution.

1 - Total Forward Sales Position as of September 30, 2026, including the impacts of the October 7, 2026 contracts. See Forward Sales Position Table below.
2 - The $600 million facility comprises $550 million funded at closing and a committed $50 million delayed draw term loan tranche, which remained undrawn at quarter-end and is available for 12 months after the closing, subject to an agreed draw schedule and funding conditions.

Third Quarter 2026 Highlights

•Hallador’s third quarter results improved sequentially versus the second quarter, as Merom generation increased 77% to approximately 1.4 million megawatt hours following completion of a planned major maintenance outage in July.
◦While total revenue decreased 11% year-over-year to $130.3 million, primarily due to lower third-party coal sales, total revenue increased 28% quarter-over-quarter owing to higher delivered energy sales.

◦Net loss was $4.5 million in Q3 2026 compared to net income of $23.9 million in the prior-year period and a net loss of $15.2 million in the second quarter of 2026. Adjusted EBITDA was $17.3 million in the third quarter of 2026 compared to $24.9 million in the prior-year period and $(2.9) million in the second quarter of 2026.

•The Company secured new construction financing to fund Turtle Creek development, while strengthening liquidity and continuing capital investment at Merom.

◦Total debt rose to $551.9 million at September 30, 2026, from $45.0 million at June 30, 2026, following the closing of a $600.0 million new senior secured construction bridge loan facility and refinancing of existing debt. The facility comprises $550.0 million funded at closing and a committed $50.0 million delayed draw term loan tranche, which remained undrawn at quarter-end and is available subject to funding conditions. At quarter-end, $329.8 million of the funded proceeds remained in restricted cash, primarily for the turbine acquisition and related costs.

◦Total liquidity was $103.2 million at September 30, 2026, compared to $84.2 million at June 30, 2026 and $46.4 million at September 30, 2025.

◦Capital expenditures were $57.1 million in Q3 2026 compared to $19.5 million in the prior-year period, primarily driven by expenditures for the Turtle Creek project and Merom reliability upgrades completed during the planned outage.

•Hallador continues to execute its contracting strategy, increasing long-term revenue visibility and monetizing its dispatchable generation platform.

◦As of September 30, 2026, and including the impacts of the agreements signed on October 7, 2026, Hallador had $2.5 billion of contracted revenue from delivered energy, accredited capacity and third-party coal sales, with accredited capacity commitments extending through 2040. Including intercompany coal sales, total contracted revenue at the segment level was $3.0 billion.

Financial Summary ($ in Millions and Unaudited)

	Q3 2026	Q2 2026	Q3 2025
Electric Sales	$92.8	$59.5	$93.2
Coal Sales - 3rd Party	$36.1	$40.6	$51.3
Other Revenue	$1.3	$1.4	$2.1
Total Sales and Operating Revenue	$130.3	$101.5	$146.6
Net Income (Loss)	$(4.5)	$(15.2)	$23.9
Operating Cash Flow	$(21.8)	$(23.9)	$23.2
Adjusted EBITDA*	$17.3	$(2.9)	$24.9
______________________________________________________________________
*Non-GAAP financial measure, defined as EBITDA plus effects of certain subsidiary and equity method investment activity, less other amortization, plus certain operating activities including stock-based compensation, asset retirement obligations accretion, less gain on disposal or abandonment of assets, plus loss on extinguishment of debt and other reclassifications such as special non-recurring project expenses.
Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP. Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies. Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our operations.
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In $ Thousands and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
ADJUSTED EBITDA	$17,291	$24,866	$19,934	$47,574
Stock-based compensation	(1,187)	(585)	(3,730)	(2,144)
Asset retirement obligations accretion	(427)	(446)	(1,251)	(1,310)
Other amortization (1)	1,010	12,212	4,212	36,578
Gain (loss) on disposal or abandonment of assets, net	(343)	2,334	(157)	2,410
Loss on extinguishment of debt	(5,717)	—	(5,947)	—
Equity method investment (loss)	358	(248)	(7)	(287)
Other reclassifications	(26)	(180)	(62)	1,420
EBITDA	10,959	37,953	12,992	84,241
Interest expense	(6,007)	(4,927)	(13,753)	(12,469)
Income tax (expense) benefit	(1,826)	—	(158)	—
Depreciation, depletion and amortization	(7,623)	(9,142)	(28,134)	(29,661)
NET INCOME (LOSS)	$(4,497)	$23,884	$(29,053)	$42,111
(1)Other amortization relates to the non-cash amortization of the Hoosier PPA entered into and parts and supplies inventory acquired in connection with the acquisition of the Merom Power Plant in 2022.

Forward Sales Position - (unaudited)*

	2026	2027	2028	2029	2030	2031 - 2035	2036 - 2040	Total
Power
Accredited Capacity
Average daily contracted accredited capacity MW	727	789	768	750	725	697	500
Average contracted accredited capacity price per MWd	$244	$262	$324	$478	$502	$499	$480
Contracted accredited capacity revenue (in millions)	$16.31	$75.31	$90.95	$130.97	$132.75	$635.49	$386.85	$1,468.64

Energy ²
Contracted MWh (in millions)	1.31	3.59	1.92	1.59	1.41	6.14	—	15.96
Average contracted price per MWh	$42.93	$44.68	$44.99	$44.47	$47.73	$50.91	$—
Contracted revenue (in millions)	$56.28	$160.25	$86.57	$70.77	$67.18	$312.47	$—	$753.53

Total Accredited Capacity & Energy Revenue per MWh ³	$46.07	$59.16	$62.48	$69.66	$73.26	$75.35	NM	$68.04

Total Accredited Capacity & Energy Revenue (in millions)	$72.59	$235.56	$177.52	$201.75	$199.93	$947.96	$386.85	$2,222.16

Coal
Priced tons - 3rd party (in millions)	0.92	2.79	0.75	—	—	—	—	4.46
Avg price per ton - 3rd party	$55.89	$57.27	$59.50	—	—	—	—
Contracted coal revenue - 3rd party (in millions)	$51.25	$159.84	$44.63	$—	$—	$—	$—	$255.72
TOTAL CONTRACTED REVENUE (IN MILLIONS) - CONSOLIDATED	$123.85	$395.41	$222.15	$201.75	$199.93	$947.96	$386.85	$2,477.89

Priced tons - Intercompany (in millions)	1.58	1.50	2.02	2.02	2.02	—	—	9.16
Avg price per ton - Intercompany	$51.00	$55.00	$56.00	57.00	58.00	—	—
Contracted coal revenue - Intercompany (in millions)	$80.78	$82.50	$113.34	$115.37	$117.39	$—	$—	$509.39

TOTAL CONTRACTED REVENUE (IN MILLIONS) - SEGMENT	$204.63	$477.91	$335.49	$317.12	$317.32	$947.96	$386.85	$2,987.27

1 Total Forward Sales Position as of September 30, 2026, including the impacts of the October 7, 2026 contracts. Actual revenue related to forward sales positions may differ materially for various reasons, including unit contingencies, price adjustment features for coal quality and cost escalations, volume optionality provisions, including rollover of unfulfilled coal commitments into future periods, and potential force majeure events. Certain contracted forward sales positions included above are subject to approval by the Indiana Utility Regulatory Commission. Forward sales figures in the 2026 column are for the period from October 1, 2026 through December 31, 2026.
2 The Energy PPA executed October 7, 2026 has an annual average base energy quantity of 200 MW. The contract is unit contingent, such that when one or both power generating units at the Merom Station is not producing energy above a certain threshold, the base quantities are reduced proportionate to the number of power generating units in operation. The contract also contains a volume option that permits the counterparty to reduce the base quantity to zero for a maximum of 90 days per year. For purposes of the table above, we have included management’s estimates of the energy quantities and revenue based on comparisons to forward energy curve pricing. For the 2029, 2030, and 2031 - 2035 periods in the table above, we have estimated total energy quantities of 0.9 million MWh, 1.4 million MWh, and 6.1 million MWh, respectively, and estimated revenue of approximately $41.8 million, $67.2 million, and $312.5 million, respectively. These estimates are forward-looking statements and could vary materially from actual volumes and revenue, including variations due to the factors described above.

3 Total Accredited Capacity & Energy Revenue per MWh combines the average contracted price per MWh for energy with the quotient of the contracted accredited capacity revenue divided by annual generation of 5.2 million MWh per year, which represents annualized average generator verification test capacity (GVTC) multiplied by HNRG's average equipment availability factor (EAF), less 15-20% allowances for sub-optimal conditions. Contracted energy pricing is currently established only through 2035; accordingly, the figure for 2036–2040 is not meaningful as no energy revenue is contracted for that period. The Total column reflects 2026–2035, the period for which both energy and capacity pricing are currently under contract.

NM - Not meaningful

Forward-Looking Statements
This release, and the statements made by management on the related earnings conference call (the “Call”), contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbor provisions of those sections and of the Private Securities Litigation Reform Act of 1995. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects," "believes," "intends," "anticipates," "plans," "estimates," "goal," "objective," "target," "potential," "possible," or "probable" or statements that certain actions, events or results "may," "will," "should," or "could" be taken, occur or be achieved. Forward-looking statements include, without limitation, statements relating to: the development, financing, cost, construction, and timing of Turtle Creek, including the FID we are targeting before the end of 2026, the arrival, inspection, and refurbishment of the turbine equipment and the release of escrowed purchase consideration, the execution of the interconnection agreement with MISO, the engineering and construction agreement, equipment purchase orders, and pipeline arrangements, and commercial operation in the second half of 2028; project cost expectations relating to Turtle Creek and expected cost and timing advantages relative to other projects; our efforts to secure long-term offtake agreements for Turtle Creek, including on the timing, with the counterparties, and at the prices we expect; our financing and capital plans, including the $75 million revolving credit facility, the delayed draw term loan tranche, additional financing sources, refinancing, a potential sale of a partial interest in Turtle Creek, and our objective of little to no equity dilution; our estimates of the potential value of Turtle Creek and our objective to build value at each development stage; our contracted forward sales, including contract pricing, the step-up in contracted prices beginning January 1, 2027, and the operating cash flow we expect from Merom’s contracted sales as legacy prepaid forward sales contracts expire in the second quarter of 2027; the availability, reliability, and operation of Merom; our ability and the ability of our counterparties to obtain regulatory approvals, including approval by the Indiana Utility Regulatory Commission of contracted capacity agreements; our ability to secure agreements in support of the development and construction of planned projects, including the expansion of our Merom Generating Station; and our expectations with respect to potential accelerating demand for accredited capacity. Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.

Important factors that could cause actual results to differ materially include: (i) our lack of a signed offtake agreement for Turtle Creek, and uncertainty as to the timing, counterparties, and pricing of any agreement; (ii) the execution, timing, and terms of the interconnection agreement, and the cost of interconnection facilities and network upgrades; (iii) our ability to reach an FID, which remains subject to Board approval, definitive agreements, and financing; (iv) delays, cost overruns, or other difficulties in completing Turtle Creek, including the transport, inspection, refurbishment, and delivery of the turbine equipment, the conditions to release of escrowed purchase consideration, the performance of Siemens, our engineering and construction contractor, and other counterparties, permitting, natural gas supply and pipeline capacity, and tariffs, and our ability to achieve commercial operation by the date required under our credit agreement, the failure of which would be an event of default; (v) the fact that we have not secured commitments for the additional capital we will need, the availability and terms of that capital, including the $75 million revolving credit facility, which has not been executed, and the likelihood that financing will involve dilutive equity or equity-linked securities, in which case our objective of little to no equity dilution may not be achieved; (vi) the cost and restrictions of our $600 million senior secured term loan facility, including paid-in-kind interest, a minimum return of 1.35 times the funded amount payable on any repayment (including a refinancing), a minimum unrestricted cash covenant, liens on substantially all of our assets, limits on transfers of cash from Turtle Creek, and cross-default provisions; (vii) whether we pursue or complete any sale of an interest in Turtle Creek, which would be subject to restrictions in our credit agreement and may require prepayment of the facility; (viii) the assumptions underlying our estimates of the potential value of Turtle Creek, including the outcome of contracting, financing, and construction and how the market values contracted cash flows, which moves with interest rates and market conditions; (ix) the availability and reliability of Merom, including forced outages and equipment failures; (x) the terms of our contracted sales, including unit contingencies, volume options, regulatory approvals, and counterparty performance, and the inclusion in our forward sales of intercompany coal sales and management estimates; and (xi) changes in energy, capacity, and commodity prices, demand, competition, and laws, regulations, and trade and tax policy. Our estimates of the potential value of Turtle Creek reflect management’s current assumptions; they are not guidance or a prediction of our share price.

These and other risks are described in the “Risk Factors” section of Hallador’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated by Part II, Item 1A of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 filed with the Securities and Exchange Commission (the “SEC”), and in its other SEC filings. The foregoing list of factors is not exhaustive, and the cautionary statements in this release also apply to the forward-looking statements made on the Call, whether or not they are repeated on the Call. You should not place undue reliance on these forward-looking statements. The forward-looking statements in this release speak only as of the date of this release, and those made on the Call speak only as of the date of the Call. Hallador undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Conference Call and Webcast
Hallador management will host a conference call today, November 9, 2026, at 5:00 p.m. Eastern time to discuss its financial and operational results, followed by a question-and-answer period.
Date: Monday, November 9, 2026
Time: 5:00 p.m. Eastern time
Dial-in registration link: here
Live webcast registration link: here
The conference call will also be broadcast live and available for replay in the investor relations section of the Company’s website at www.halladorenergy.com/news-events/events.
About Hallador Energy Company
Hallador Energy Company (Nasdaq: HNRG) is a vertically-integrated Independent Power Producer (IPP) based in Terre Haute, Indiana. The Company has two core businesses: Hallador Power Company, LLC, which produces electricity and provides accredited capacity at its one-Gigawatt (GW) Merom Generating Station, and Sunrise Coal, LLC, which produces and supplies fuel to the Merom Generating Station and other companies. Hallador is also developing Turtle Creek Gas, a 460 Megawatt (MW) natural gas generation project that will expand and diversify its generation portfolio. To learn more about Hallador, visit the Company’s website at www.halladorenergy.com.
Company Contact
Todd E. Telesz
Chief Financial Officer
TTelesz@halladorenergy.com
Investor Relations Contact
Sean Mansouri, CFA
Elevate IR
(720) 330-2829
HNRG@elevate-ir.com

Hallador Energy Company
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$103,155	$10,070
Restricted cash	329,840	5,302
Accounts receivable	23,169	13,989
Inventory	42,561	42,534
Parts and supplies	52,392	45,854
Prepaid expenses	2,149	5,638
Total current assets	553,266	123,387
Property, plant and equipment:
Land and mineral rights	69,952	69,952
Buildings and equipment	445,171	421,037
Mine development	102,302	102,302
Construction work in progress	92,009	39,671
Finance lease right-of-use assets	10,987	12,591
Total property, plant and equipment	720,421	645,553
Less - accumulated depreciation, depletion and amortization	(374,584)	(367,775)
Total property, plant and equipment, net	345,837	277,778
Equity method investments	2,642	2,647
Operating lease right-of-use assets	2,525	—
Other noncurrent assets	4,471	4,241
Total assets	$908,741	$408,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,449	$12,594
Accrued liabilities and other	39,166	29,254
Current portion of lease financing	2,177	7,411
Contract liabilities - current	103,730	103,343
Total current liabilities	163,522	152,602
Long-term liabilities:
Debt, net	525,965	29,678
Deferred income taxes	1,991	1,833
Asset retirement obligations	16,492	15,241
Contract liabilities - long-term	10,000	45,714
Other	3,759	3,152
Total long-term liabilities	558,207	95,618
Total liabilities	721,729	248,220
Commitments and contingencies (Note 15)
Stockholders' equity:
Preferred stock, $.10 par value, 10,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 100,000 shares authorized; 47,147 and 43,817 issued and outstanding, as of September 30, 2026 and December 31, 2025, respectively	471	438
Additional paid-in capital	259,162	202,963
Retained deficit	(72,621)	(43,568)
Total stockholders’ equity	187,012	159,833
Total liabilities and stockholders’ equity	$908,741	$408,053
See accompanying notes to the condensed consolidated financial statements.

Hallador Energy Company
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
SALES AND OPERATING REVENUES:
Electric sales	$92,846	$93,235	$220,132	$239,154
Coal sales	36,128	51,256	111,809	119,588
Other revenues	1,276	2,066	4,302	8,364
Total sales and operating revenues	130,250	146,557	336,243	367,106
EXPENSES:
Fuel	28,764	27,119	59,178	57,392
Other operating and maintenance costs	31,547	44,415	99,835	101,759
Cost of purchased power	11,103	2,074	34,599	11,086
Utilities	5,108	4,543	15,082	13,202
Labor	30,488	27,574	86,688	81,402
Depreciation, depletion and amortization	7,623	9,142	28,134	29,661
Asset retirement obligations accretion	427	446	1,251	1,310
Exploration costs	36	38	407	157
General and administrative	6,971	4,770	21,381	19,096
(Gain) loss on disposal or abandonment of assets, net	343	(2,334)	157	(2,410)
Total operating expenses	122,410	117,787	346,712	312,655

INCOME (LOSS) FROM OPERATIONS	7,840	28,770	(10,469)	54,451

Interest income	855	289	1,281	416
Interest expense (1)	(6,007)	(4,927)	(13,753)	(12,469)
Loss on extinguishment of debt	(5,717)	—	(5,947)	—
Equity method investment (loss)	358	(248)	(7)	(287)
NET INCOME (LOSS) BEFORE INCOME TAXES	(2,671)	23,884	(28,895)	42,111

INCOME TAX EXPENSE (BENEFIT):
Current	—	—	—	—
Deferred	1,826	—	158	—
Total income tax expense (benefit)	1,826	—	158	—

NET INCOME (LOSS)	$(4,497)	$23,884	$(29,053)	$42,111

NET INCOME (LOSS) PER SHARE:
Basic	$(0.10)	$0.56	$(0.62)	$0.98
Diluted	$(0.10)	$0.55	$(0.62)	$0.97

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	47,145	43,007	46,937	42,869
Diluted	47,145	43,434	46,937	43,287

(1) Interest Expense:
Interest on debt	$3,408	$1,763	$5,249	$4,661
Other interest	1,923	2,585	7,027	6,208
Amortization of debt issuance costs	676	579	1,478	1,600
Total interest expense	$6,007	$4,927	$13,753	$12,469
See accompanying notes to the condensed consolidated financial statements.

Hallador Energy Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(29,053)	$42,111
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Deferred income tax	158	—
Equity method investment loss	7	287
Depreciation, depletion and amortization	28,134	29,661
Loss (gain) on disposal or abandonment of assets, net	157	(2,410)
Loss on extinguishment of debt	5,947	—
Amortization of debt issuance costs	1,478	1,600
Asset retirement obligations accretion	1,251	1,310
Paid-in-kind interest	1,924	—
Cash paid on asset retirement obligation reclamation	(452)	(455)
Stock-based compensation	3,730	2,144
Amortization of contract liabilities	(86,806)	(82,639)
Accretion on contract liabilities	7,027	5,659
Amortization of right-of-use assets	527	—
Other	934	274
Change in current assets and liabilities:
Accounts receivable	(9,180)	(9,325)
Inventory	(27)	8,679
Parts and supplies	(6,538)	(4,898)
Prepaid expenses	(1,618)	1,190
Accounts payable and accrued liabilities	12,803	1,923
Contract liabilities	44,453	77,867
Net cash (used in) provided by operating activities	(25,144)	72,978
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(91,080)	(44,277)
Proceeds from sale of equipment	200	2,891
Investment in equity method investments	—	(394)
Net cash used in investing activities	(90,880)	(41,780)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt	(79,200)	(63,000)
Borrowings of debt	599,200	63,000
Payments on lease financing	(6,474)	(5,187)
Debt issuance costs	(32,381)	(330)
Proceeds from ATM offering, net of issuance costs	189	—
Proceeds from public offering, net of issuance costs	53,764	—
Taxes paid on vesting of RSUs	(1,451)	(2,352)
Net cash (used in) provided by financing activities	533,647	(7,869)
Increase in cash, cash equivalents, and restricted cash	417,623	23,329
Cash, cash equivalents, and restricted cash, beginning of period	15,372	12,153
Cash, cash equivalents, and restricted cash, end of period	$432,995	$35,482
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Cash and cash equivalents	$103,155	$12,663
Restricted cash	329,840	22,819
	$432,995	$35,482
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$3,296	$4,718
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Non-cash change in capital expenditures included in accounts payable and prepaid expense	$6,116	$(5,855)
Repayment of TCB Credit Facility directly by lenders from KLIM proceeds	$100,200	$—
PIK interest	$1,924	$—
Right-of-use asset additions	$2,407	$—
See accompanying notes to the condensed consolidated financial statements.